Exhibit 99.1

Westlake Announces Guidance for Second Quarter and Full-Year 2019 Financial Results

HOUSTON, July 1, 2019 Westlake Chemical Corporation (NYSE: WLK), today announced net income, EBITDA, net sales and earnings per share guidance for its second quarter 2019 and full-year financial results. Based on currently available information, Westlake expects that second quarter EBITDA will improve by approximately 8 to 15 percent over results for the first quarter of 2019. Second quarter 2019 net income is expected to be in the range of $106 million to $123 million, with EBITDA projected between $340 million to $363 million, on net sales of $2.1 billion to $2.2 billion, and diluted earnings between $0.73 and $0.87 per share. For the full year 2019, Westlake expects net income to be in the range of $443 million to $596 million, with EBITDA projected between $1.4 billion to $1.6 billion, on net sales of $8.0 billion to $8.8 billion, and diluted earnings between $3.10 and $4.28 per share based on current pricing and margin expectations for its products in the second quarter and full year 2019.

Westlake is providing this guidance on a one-time basis given estimates from First Call have generally not been updated as frequently as Westlake saw industry pricing and pricing expectations change during the second quarter. In the second quarter, while Westlake’s average margin increased from the margin realized during the first quarter ended March 31, 2019, it did not increase as much as industry pricing expectations at the start of second quarter 2019 predicted. As Westlake has not started its second quarter 2019 financial close and related review procedures, the guidance set forth is preliminary, subject to change, and is based upon information available as of the date of this press release. The guidance does not reflect events or transactions that may occur in the remainder of the full year 2019. In addition, during the course of preparing its financial statements and their review, Westlake may identify items that would require it to make adjustments, which may be material to the amounts described. Westlake will provide final results for the second quarter in its earnings release and earnings call, which is expected to take place on August 6, 2019. See the end of this release for an explanation of Westlake’s use of EBITDA and Table 1 for a reconciliation of EBITDA to net income.

About Westlake Chemical Corporation

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and plastic building products including siding, pipe, fittings and specialty components, windows, fence, deck, roofing and film. For more information, visit the company’s web site at www.westlake.com.

Contacts:

Westlake Chemical Corporation, 1-713-960-9111

mediarelations@westlake.com and investorrelations@westlake.com.

Use of Non-GAAP Financial Measures

This release makes reference to certain “non-GAAP” financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. Westlake reports its financial results in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), but believes that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income is provided in Table 1 below.

Table 1 – Reconciliation of Net Income to EBITDA.

Millions of U.S. Dollars	Three Months Ended June 30, 2019		Full-Year Ended December 31, 2019
	High	low	High	low
Net Income	$123	$106	$596	$443
Provision for income taxes	39	33	195	148
Depreciation and Amortization	171	171	685	685
Interest expense	30	30	124	124

EBITDA	$363	$340	$1,600	$1,400

Other Financial Measure Presentation Notes

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is preliminary, unaudited and subject to change. Westlake undertakes no obligation to update the information presented herein except to the extent required by law.

Forward-Looking Statements

The statements in this release relating to matters that are not historical facts, including statements regarding preliminary results for Westlake’s second quarter 2019, projected results for Westlake’s full year 2019, the demand for Westlake’s products, industry fundamentals and Westlake’s position on the global cost curves for the Olefins and Vinyls businesses, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil and ethylene; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; post-period adjustments and other changes resulting from financial close and related review procedures; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC in February 2019.

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